Exhibit 99.1

INFORMATION

FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 101 South Hanley Road St. Louis, Missouri 63105
For Further Information Call Marty Richmond 314-863-1100

FURNITURE BRANDS INTERNATIONAL NAMES RALPH SCOZZAFAVA AS
VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER DESIGNATE

FURNITURE BRANDS INTERNATIONAL ALSO ANNOUNCES CHAIRMAN AND
CHIEF EXECUTIVE OFFICER, W.G. (MICKEY) HOLLIMAN
TO RETIRE MAY 1, 2008

St. Louis, Missouri, June 14, 2007 – The Furniture Brands International (NYSE: FBN) Board of Directors today announced the appointment of Ralph Scozzafava to the Board of Directors as Vice Chairman and Chief Executive Officer Designate. The Board of Directors also announced today the plans of Chairman and Chief Executive Officer W.G. (Mickey) Holliman to retire as Chief Executive Officer on January 1, 2008. Mr. Holliman will remain as Chairman until May 1, 2008. John T. (Tom) Foy continues to serve as President and Chief Operating Officer of the company.

Mr. Scozzafava served most recently as the Vice President – Worldwide Commercial Operations of Wm. Wrigley Jr. Company. Mr. Scozzafava joined Wrigley in 2001 and in addition to his most recent position served as Vice President – Sales & Customer Marketing, U.S.; Vice President & General Manager, U.S.; and Vice President & Managing Director – North America/Pacific. Prior to joining Wrigley, Mr. Scozzafava served in sales, marketing and merchandising positions at Campbell Soup Company, Clorox Company, and Johnson & Johnson.

Chairman and Chief Executive Officer, W.G. (Mickey) Holliman said, “Ralph is a proven leader and he brings extraordinary breadth and depth of experience in branded consumer products which will translate well to the furniture industry. Ralph and I will work closely together to ensure a successful transition of executive duties.”

Mr. Scozzafava commented, “I am excited to join Furniture Brands at this important time in the company’s history, and I look forward to working with Mickey in the coming months to gain the benefit of his many years of experience in this business. Under Mickey’s leadership, Furniture Brands has remained a powerful force in this industry. I appreciate this opportunity to contribute to its continuing success.”

About Furniture Brands

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.